Exhibit 21.1

Subsidiaries of Fairfax

The following is a list of Fairfax’s principal subsidiaries. Indented companies are subsidiaries of the non-indented company which precedes them. All subsidiaries were wholly-owned, directly or through another subsidiary, as of December 31, 2016 unless otherwise noted.

Name	Jurisdiction of Incorporation
Canadian insurance subsidiaries
Northbridge Financial Corporation	Canada
Federated Insurance Company of Canada Limited	Canada
Northbridge General Insurance Corporation	Canada
Northbridge Personal Insurance Corporation	Canada

U.S. insurance subsidiaries
Crum & Forster Holdings Corp.	Delaware
United States Fire Insurance Company	Delaware
Hartville Group, Inc.	Nevada
First Mercury Insurance Company	Illinois
The North River Insurance Company	New Jersey
Seneca Insurance Company, Inc.	New York
Zenith National Insurance Corp.	Delaware
Zenith Insurance Company	California

Asian insurance and reinsurance subsidiaries
First Capital Insurance Limited (97.70% owned)	Singapore
Falcon Insurance Company (Hong Kong) Ltd.	Hong Kong
PT. Fairfax Insurance Indonesia (80.0% owned)	Indonesia
The Pacific Insurance Berhad (85.0% owned)	Malaysia
Union Assurance General Limited (78.0% owned)	Sri Lanka

Other insurance subsidiaries
Fairfax Brasil Seguros Corporativos S.A.	Brazil
SA Fire House Limited	South Africa

Reinsurance and insurance subsidiaries
Odyssey Re Holdings Corp.	Delaware
Odyssey Reinsurance Company	Connecticut
Hudson Insurance Company	Delaware
Brit Limited (72.51% owned)	England and Wales
Brit Insurance Holdings Limited	England and Wales
Brit Insurance (Gibraltar) PCC Limited	Gibraltar
Brit Syndicates Limited	England and Wales
Colonnade Insurance S.A.	Luxembourg
Advent Capital (Holdings) Ltd.	United Kingdom
Pethealth Inc.	Canada
Polskie Towarzystwo Reasekuracji SA	Poland
CRC Reinsurance Limited	Barbados
Wentworth Insurance Company Ltd.	Barbados

Runoff subsidiaries
TIG Insurance Company	California
RiverStone Insurance Limited	United Kingdom
RiverStone Insurance (UK) Limited	United Kingdom
RiverStone Managing Agency Limited	United Kingdom

Investment management subsidiary
Hamblin Watsa Investment Counsel Ltd.	Canada

Other non-insurance and non-reinsurance subsidiaries
Boat Rocker Media Inc. (58.21% owned)	Ontario
Cara Operations Limited(a)	Ontario
Fairfax India Holdings Corporation(b)	Canada
National Collateral Management Services Limited (88.1% owned)	India
FAIRVentures Inc.	Canada
Golf Town Limited (60% owned)	Canada
Keg Restaurants Ltd. (51.0% owned)	Ontario
Praktiker Hellas Commercial Societe Anonyme	Greece
8600945 Canada Inc. (65% owned)	Canada
Rouge Media Group Inc.	Canada
Rouge Media, Inc.	Canada
Sporting Life Inc. (75.0% owned)	Ontario
Tommy & Lefebvre Inc.	Ontario
Thomas Cook (India) Limited (67.68% owned)	India
Sterling Holiday Resorts Limited	India
Quess Corp Limited (62.17% owned)	India
MFXchange Holdings Inc.	Ontario
William Ashley China Corporation	Canada

(a)                                 The multiple voting shares of Cara Operations Limited (“Cara”) held by Fairfax represent approximately 56.58% of the voting rights and 38.88% of the equity interest in Cara.

(b)                                 The multiple voting shares of Fairfax India Holdings Corporation (“Fairfax India”) held by Fairfax represent approximately 95.13% of the voting rights and 29.36% of the equity interest in Fairfax India.